UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Consent solicitation statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Preliminary Consent solicitation statement
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☐	Definitive Consent solicitation statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

TESSCO Technologies Incorporated

(Name of Registrant as Specified In Its Charter)

Robert B. Barnhill, Jr.

UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust

RBB-TRB LLC

RBB-CRB LLC

Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust

Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust

Winston Foundation, Incorporated

Emily Kellum (Kelly) Boss

J. Timothy Bryan

John W. Diercksen

Kathleen McLean

Donald Manley

(Name of Person(s) Filing Consent solicitation statement, if other than the Registrant)

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On November 9, 2020, Robert B. Barnhill, Jr. issued the following press release:

Robert Barnhill, Jr.: TESSCO Board takes Egregious and Reactive Step to Entrench Itself

Mr. Barnhill Urges Shareholders to Finally Hold the Board Accountable by Removing the TESSCO Incumbent
Directors and Replacing Them with Four Highly Qualified Independent Nominees on the WHITE Card

HUNT VALLEY, Md./PRNewswire/ On November 9, 2020, Robert Barnhill, Jr., TESSCO’s founder and largest shareholder, issued the following press release in response to what clearly appears to be dubiously-timed additions to the board of directors of TESSCO Technologies, Incorporated (NASDAQ: TESS) (“TESSCO” or the “Company”):

The Board of TESSCO has taken the extraordinarily reactive defensive tactic to, in our view, further entrench the control held by incumbent directors, John D, Beletic, Paul J. Gaffney and Jay G. Baitler over a captive Board.  We believe that the addition to the TESSCO Board of two new directors in the middle of a consent solicitation process is a clear and disgraceful failure of good corporate governance.  The Board elected two new directors rather than allowing the shareholders to vote to determine the proper composition of the Board. We believe these actions demonstrate the Board’s view that it knows more than its shareholders and that its entrenchment is priority number 1. It is our conclusion that this is a blatant attempt to confuse the consent solicitation process under the guise of Board refreshment.

We do not believe any reasonable shareholder will be fooled by these desperate last minute changes, which are clearly solely reactive to concerns Robert Barnhill, Jr. has been raising for a consistent and extended period of time. These changes simply insufficient to address the larger compositional issues on the Board. Moreover, the process by which these new directors were elected and the shocking condition associated with one of the related resignations further illustrate the problem with the current TESCCO Board.

•	When Mr. Barnhill requested, on August 7, 2020, that certain directors resign from the Board in response to the significant withhold vote, he was unequivocally informed that no such resignations would take place.

•	The Board received notice of the two nominees at 5:00 p.m. on Saturday for a Board meeting held today (less than 48 hours of notice). So, for unexplained reasons, the Board’s purported 18-month refreshment process – one that only seemed to start once our consent solicitation was filed - suddenly became a rushed effort over a weekend.

•	The timing seems even more dubious because it is in the middle of the Board’s presentations with ISS and Glass Lewis.

•	Mr. Barnhill, a fellow director, was never offered the opportunity to interview either of the new directors.

•	The resignations of Dennis J. Shaughnessy and Morton F. Zifferer are welcome changes. However, the delay in the effectiveness of Mr. Zifferer’s resignation until the end of the consent solicitation process clearly appears to be a deigned tactic to ensure the Board’s current voting bloc remains in place through decisions related to the consent solicitation. Effectively, Mr. Beletic and the directors loyal to him protected their control by providing a counter to the possibility that one or both of the new directors would realize that much greater Board refreshment is needed.

•	The new directors were recommended by the Nominating Committee, which inexplicably remains majority-controlled by two directors who received nearly a 50% withhold vote three months ago and who are subject to removal in the consent solicitation.

As a result of these significant corporate governance failings, our consent solicitation will continue to seek the removal of the four remaining directors (of the five) that we sought to remove (John D. Beletic, Jay G. Baitler, Paul J. Gaffney, and Morton F. Zifferer) and, consistent with our consent solicitation materials, to remove these two new directors appointed by the Board (Cathy-Ann Martine-Dolecki and Ronald D. McCray).  However, following the conclusion of the consent solicitation, Mr. Barnhill plans to recommend to the reconstituted Board that it interview these two candidates for possible directorships, while also taking into account shareholder feedback.

If you have any questions about the consent solicitation, please contact:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, NY 10019

Telephone: +1 (212) 468-5380

Toll-Free: +1 (800) 257-3995

Email: SaveTESSCO@harkinskovler.com

Important Additional Information

Mr. Barnhill, Emily Kellum (Kelly) Boss, J. Timothy Bryan, John W. Diercksen, Kathleen McLean, UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust, RBB-TRB LLC, a Maryland limited liability company (“RBB-TRB”), RBB-CRB LLC, a Maryland limited liability company (“RBB-CRB”), Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust, Winston Foundation, Incorporated, a Maryland corporation, and Donald Manley (the “Participants” or “We”) are participants in the solicitation of consents from the Company’s shareholders to remove John D. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy and Morton F. Zifferer, Jr. and elect Ms. McLean, Ms. Boss, Mr. Bryan and Mr. Diercksen to fill four of the resulting vacancies (as well as to amend the Company’s Sixth Amended and Restated By-Laws proposed in connection therewith). We have filed a definitive consent solicitation statement and a WHITE consent card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders.

SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT, ACCOMPANYING WHITE CONSENT CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. UPDATED INFORMATION REGARDING THE IDENTITY OF POTENTIAL PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS SET FORTH IN THE DEFINITIVE CONSENT SOLICITATION STATEMENT AND OTHER MATERIALS FILED WITH THE SEC. Shareholders can obtain the definitive consent solicitation statement and any amendments or supplements to the definitive consent solicitation statement filed by the Participants with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available, without charge, on request from the Participants’ proxy solicitor, Harkins Kovler, LLC at +1 (800) 257-3995 or via email at SaveTESSCO@HarkinsKovler.com.

Certain Information Regarding the Participants

Mr. Barnhill is the founder, former Chairman of the Board and the largest shareholder of the Company.

Mr. Barnhill beneficially owns 1,620,387 shares of the Company’s common stock (“Common Stock”) (approximately 18.5% of the outstanding shares), which includes 11,503.5 shares that Mr. Barnhill owns directly and the shares owned by the following Participants: UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust owns 1,265,882 shares of Common Stock, RBB-TRB, LLC owns 109,125 shares of Common Stock, RBB-CRB, LLC owns 109,125 shares of Common Stock, Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, owns 30,750 shares of Common Stock, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust owns 67,500 shares of Common Stock, and the Winston Foundation, Incorporated owns 26,500 shares of Common Stock. Mr. Barnhill is the sole manager of RBB-TRB and RBB-CRB, a trustee of the UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust and the Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust and a director of the Winston Foundation, Incorporated. Mr. Barnhill’s spouse is a trustee of the Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust. The percentage of Mr. Barnhill’s stock ownership is based on the 8,760,562 shares of Common Stock outstanding as of October 13, 2020, as reported in the Company’s Consent Revocation Statement on Schedule 14A, filed with the SEC on October 15, 2020. Christopher Barnhill may be considered a Participant in the solicitation but is no longer providing any assistance with respect to the solicitation and does not currently beneficially, directly or indirectly own any securities of the Company.

None of the Participants (other than Mr. Barnhill) currently beneficially, directly or indirectly own any securities of the Company.

Investor/Media Contacts:

Harkins Kovler, LLC
Peter Harkins, Jr. / Rahsaan Wareham
(212) 468-5394 / (212) 468-5399
pcharkins@harkinskovler.com / rwareham@harkinskovler.com

SOURCE Mr. Robert B. Barnhill, Jr.